IMPORTANT -- PLEASE VOTE YOUR PROXY

YOUR VOTE IS NEEDED PRIOR TO MAY 10, 2007 ADJOURNED MEETING

April 27, 2007

Dear Common Unitholder:

Our May 10, 2007 Special Meeting of Common Unitholders of ONEOK Partners, L.P. (the “Partnership”) is rapidly approaching. Your vote is critical as it may directly affect your future distributions. Please vote your proxy today!

If the Amendment Proposal is not adopted by Common Unitholders on May 10, 2007, distributions to Common Unitholders may be reduced. Increased distributions to the holder of Class B Units equal to 110% of the distributions due to Common Unitholders became effective as of April 7, 2007. These increased distributions may reduce distributions to holders of Common Units. IF THE COMMON UNITHOLDERS APPROVE THE AMENDMENT PROPOSAL ON MAY 10TH, THE ENHANCED DISTRIBUTION RIGHT FOR THE CLASS B UNITHOLDER WILL BE ELIMINATED AFTER THAT DATE.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT PROPOSAL.

Please take a moment of your time to vote your common units. Your vote is crucial to us receiving the required approval of two-thirds of the outstanding Common Units. Please take advantage of the telephone and internet voting mechanisms set forth in the enclosed materials as a prompt and efficient means to register your vote.

HELP US AND HELP YOURSELF BY VOTING YOUR COMMON UNITS WITHOUT DELAY. BUT PLEASE…VOTE!!!

If you have any questions or need assistance voting your Common Units, please call D.F. King & Co., Inc., who is assisting ONEOK Partners, toll-free at 1-800-549-6746.

                    Sincerely,

                /s/ John W. Gibson

                JOHN W. GIBSON
                PRESIDENT AND CHIEF EXECUTIVE OFFICER
                ONEOK PARTNERS GP, L.L.C.